EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of the Phoenix Edge Series Fund

In planning and performing our audits of the financial statements of each of the 25 series constituting the Phoenix Edge Series Fund (hereafter referred to as the "Fund") for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 9, 2001




EXHIBIT B:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of The Phoenix Edge Series
Fund was held on November 20, 2000 to approve the following matters:

NUMBER OF VOTES
FOR      AGAINST     ABSTAIN

1. Approve the existing investment agreement between each of the following series and Phoenix Variable Advisors, Inc.:

Phoenix-Bankers Trust Dow 30 Series
1,276,239    12,595          144,048
Phoenix-Federated U.S. Government Bond Series
600,608     0         173,272
Phoenix-Janus Equity Income Series
1,036,715       23,365      112,847
Phoenix-Janus Flexible Income Series
822,040     6,939          101,162
Phoenix-Janus Growth Series
5,137,577     80,505          507,768
Phoenix-Morgan Stanley Focus Equity Series
623,805     28,351          69,799
Phoenix-Schafer Mid-Cap Value Series
1,163,937     11,234          114,638

2. Approve the existing subadvisory agreement between
the advisor and Bankers Trust Company with respect
to the Phoenix-Bankers Trust Dow 30 Series.
1,276,639     12,595          144,048

3. Approve the existing subadvisory agreement between
the advisor and Federated Investment Management
Company with respect to the Phoenix-Federated U.S.
Government Series.
600,608     0          173,272

4. Approve the existing subadvisory agreement between the advisor and Janus Capital Corporation with respect to the following series

Phoenix-Janus Equity Income Series
1,043,448     16,632        112,847
Phoenix-Janus Flexible Income Series
825,109     6,939          98,093
Phoenix-Janus Growth Series
5,146,508     96,309        483,033

5. Approve the existing subadvisory agreement between
the advisor and Morgan Stanley Dean Witter
Investment Management, Inc. with respect to the
Phoenix-Morgan Stanley Focus Equity Series.
623,805     28,351          69,799

6. Approve a new subadvisory agreement between the
advisor and Alliance Capital Management L.P. with
respect to the Phoenix-Schafer Mid-Cap Value Series.
1,154,340     15,246     120,223

On the record date of November 20, 2000, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

SERIES
       SHARES OUTSTANDING     PERCENTAGE
                              PRESENT BY PROXY

Phoenix-Bankers Trust Dow 30 Series
         1,432,882            100%
Phoenix-Federated U.S. Government Bond Series
           773,880            100%
Phoenix-Janus Equity Income Series
         1,172,927            100%
Phoenix-Janus Flexible Income Series
           930,141            100%
Phoenix-Janus Growth Series
         5,725,850            100%
Phoenix-Morgan Stanley Focus Equity Series
           721,955            100%
Phoenix-Schafer Mid-Cap Value Series
         1,289,809            100%